EXHIBIT 4.11

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF COMPANY COMMON STOCK ISSUABLE PURSUANT TO THE TERMS OF THIS SECURITY IS SUBJECT TO A MARKET STANDOFF RESTRICTION FOR UP TO 180 DAYS FOLLOWING THE PUBLIC STOCK OFFERING OF COMPANY STOCK.

PACIFIC DATAVISION

CONVERTIBLE PROMISSORY NOTE

Note 2010-

$[Principal Amount of Note]	December , 2010

This Convertible Secured Promissory Note (“Note”) is one of a series of notes (the “Notes”) issued in connection with that certain Release and Securities Issuance Agreement between Pacific DataVision, a California corporation (the “Company”) and the employees listed on the signature pages thereto, dated December , 2010 (the “Securities Issuance Agreement”). Subject to the terms and conditions of this Note and the Securities Issuance Agreement, the Company promises to pay to the order of [Name of Noteholder] (the “Holder”) in lawful money of the United States and in immediately available funds, the principal amount of $[Principal Amount of Note] (as may be reduced pursuant to Section 1.1 below) plus any accrued and unpaid interest on the earlier of (i) in the event the Holder’s employment is terminated by the Company without Cause (as defined below), such termination date, or (ii) June 30, 2013 (the “Maturity Date”). Interest at the rate of ten percent (10%) per annum shall accrue on the unpaid principal amount of this Note commencing as of April 1, 2009 and shall be paid pursuant to the terms of this Note.

For purposes of the foregoing, “Cause” shall mean the occurrence of any of the following events during the Holder’s employment period with the Company: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Holder with respect to Holder’s obligations or otherwise relating to the business of Company; (b) Holder’s material breach of its Nondisclosure Agreement with the Company; (c) Holder’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; and (d) Holder’s willful neglect of duties as determined in the sole and exclusive discretion of the Company’s Board of Directors.

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Company, by the issuance of this Note, and the Holder hereof, by the acceptance of this Note, agree:

1.	Payment.

1.1    Payment. In the event that the Note has not converted into Company equity pursuant to Section 2 below and the Company achieves EBITDA (as defined below) in an amount equal to or greater than $5,000 for any quarter (the “EBITDA Threshold”), within thirty (30) days following such quarter, the Company agrees to use up to 20% of the EBITDA Threshold (the “EBITDA Amount”) to pay the outstanding and unpaid principal, together with any then unpaid and accrued interest, to the holders of the Notes on a pro rata basis pursuant to Section 1.2 below. In the event the EBITDA Amount is insufficient to pay the outstanding and unpaid principal and accrued interest, the Company shall pay any remaining amounts owed to the holders of the Notes within thirty (30) days of any subsequent quarter in which the Company achieves the EBITDA Threshold, provided however, in no event shall the Company be required to pay in excess of 20% of the EBITDA Threshold to the holders of the Notes in any quarter. For purposes hereof, “EBITDA” shall mean the Company’s earnings for the relevant quarter prior to reductions for income tax expense, depreciation and amortization.

1.2    Pro Rata Payments. Any payments to the holders of Notes by the Company pursuant to Section 1.1 will be made on a pro rata basis among such holders of Notes based on the amount of principal and interest outstanding for each Note divided by the aggregate amount of principal and interest outstanding for all Notes subject to this section (for example, if a Note holder has $3,000 of principal and accrued interest and the aggregate amount of outstanding principal and interest under the Notes subject to Section 1.1 equals $30,000, then that holder will receive 10% of any payments made to the holders of Notes under Section 1.1).

2.    Optional Conversion. Unless this Note is previously repaid, upon the election of the Holder at any time prior to the date which is five (5) days prior to a Liquidation Event, the entire then-outstanding principal amount of this Note and accrued and unpaid interest thereon (or in each case, any portion thereof) shall be converted into shares of the Company’s Series AA Preferred Stock (the “Series AA Preferred”). The number of shares of Series AA Preferred to be issued upon conversion of this Note pursuant to this Section 2.1 shall be equal to the quotient obtained by dividing (i) the entire then-outstanding principal amount of this Note and accrued and unpaid interest thereon by (ii) $0.40, rounded down to the nearest whole share.

3.    Events of Default.

3.1    Definition. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder: (a) the failure of the Company after the Maturity Date to pay the principal and accrued interest under this Note; or (b) any Liquidation Event (as defined below).

3.2    Liquidation Event. If there shall occur (a) any Liquidation Event, the entire unpaid principal and accrued but unpaid interest on this Note shall automatically become due and payable, without any requirement by the Holder to give notice, present the Note, make

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demand, protest or give other notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding, and (b) any Event of Default (other than a Liquidation Event), then the Holder may declare the entire unpaid principal and accrued but unpaid interest on this Note immediately due and payable, by notice in writing to the Company, whereupon the entire unpaid principal and accrued but unpaid interest on this Note shall automatically become due and payable, without any further requirement by the Holder to present the Note, make demand, protest or give additional notice of any kind of character, all of which are hereby expressly waived, anything herein to the contrary notwithstanding. As used herein, “Liquidation Event” means the occurrence or institution by or against the Company of (i) any bankruptcy, reorganization, receivership or insolvency proceeding, (ii) any appointment of a receiver or custodian for all or a substantial portion of the Company’s property; (iii) any assignment for the benefit of, or composition or arrangement with, the creditors of the Company (whether or not pursuant to bankruptcy or other insolvency laws), or (iv) any dissolution, liquidation, or other marshalling of the assets and liabilities of the Company.

4.    The Holder’s Rights on Default. Upon the occurrence and during the continuance of any Event of Default, the Holder shall have all the rights provided to a creditor in the California Commercial Code and all other rights available at law or in equity.

5.    Transfer: Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Note. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee or assignee, as applicable. Interest and principal are payable only to the registered holder of this Note.

6.    Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holders of at least a majority of the aggregate principal amount of the Promissory Notes then outstanding; provided, however, that the terms of any such amendment, waiver or modification shall apply equally to all outstanding Promissory Notes.

7.    Notices. Except as otherwise provided, all notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) upon delivery, if delivered by hand, (ii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iii) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed, (a) if to the Holder, at Holder’s address set forth on Exhibit A of the Purchase Agreement, or at such other address as such Holder shall have furnished the Company in writing, or (b) if to the Company, at the following address:

Pacific DataVision

Attn: Chief Executive Officer

3

100 Delawanna Avenue

Suite 501

Clifton, NJ 07014

Fax: (973) 473-0303

With a copy to:

DLA Piper LLP (US)

Attn: Jeffrey Thacker, Esq.

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Fax: (858) 677-1401

or at such other address as the Company shall have furnished to the Holder in writing.

8.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws. Any conflict or claim relating to this Note will be settled through binding arbitration as set forth in the Purchase Agreement.

9.    Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

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IN WITNESS WHEREOF, this Convertible Secured Promissory Note is executed as of the date first written above.

COMPANY: Pacific DataVision

By:
John Pescatore Chief Executive Officer

PACIFIC DATAVISION

AMENDMENT #1 TO CONVERTIBLE PROMISSORY NOTES

This Amendment to the Convertible Secured Promissory Note (this “Amendment”) is made as of June     , 2012 by and among PACIFIC DATAVISION, a California corporation the “Company”) and [Name of Noteholder] (the “Holder”), Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Notes referred to below,

RECITALS

WHEREAS, the Company issued the Convertible Secured Promissory Note, 2010-     in the aggregate principal amount of $[Principal Amount of Note], (the “Note”) to the Holder on December , 2010.

WHEREAS, the Holder is also an employee of the Company as of May 31, 2012.

WHEREAS, the Company and the Holder desire to modify certain provisions of the Note in order extend the maturity date and other such terms as noted below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Maturity Date. The maturity date of the Note is hereby amended to June 30, 2014.

2,	Effect of Amendment. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Notes are hereby ratified and confirmed and shall remain in full force and effect. Upon the effectiveness of this Amendment, the Note and this Amendment shall be read and construed together as a single agreement and the term “Note” in reference to any of the Notes shall henceforth be deemed a reference to the applicable Note as amended by this Amendment.

3,	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

4.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, PDF electronic delivery or otherwise) to the other party, it being understood that all parties need not sign the same counterpart.

6,	Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the

Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.	Entire Agreement. This Amendment, together with the Note and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Convertible Promissory Notes as of the date first above written.

COMPANY:

Pacific DataVision

By:
John Pescatore
Chief Executive Officer

HOLDER:

PACIFIC DATAVISION

AMENDMENT #2 TO CONVERTIBLE PROMISSORY NOTES

This Amendment to the Convertible Secured Promissory Note (this “Amendment”) is made as of January     , 2013 by and among PACIFIC DATAVISION, a California corporation (the “Company”) and [Name of Noteholder] (the “Holder”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Notes referred to below.

RECITALS

WHEREAS, the Company issued the Convertible Secured Promissory Note, 2010-     in the aggregate principal amount of $[Principal Amount of Note], (the “Note”) to the Holder on December , 2010.

WHEREAS, the Holder is also an employee of the Company as of January 2, 2013,

WHEREAS, the Company and the Holder desire to modify certain provisions of the Note in order extend the maturity date and other such terms as noted below,

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Maturity Date. The maturity date of the Note is here-by amended to June 30, 2015.

1.	Effect of Amendment. Except to the extent amended hereby, all of the definitions, terms, provisions and conditions set forth in the Notes are hereby ratified and confirmed and shall remain in full force and effect. Upon the effectiveness of this Amendment, the Note and this Amendment shall be read and construed together as a single agreement and the term “Note” in reference to any of the Notes shall henceforth be deemed a reference to the applicable Note as amended by this Amendment,

2.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

3.	Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, PDF; electronic delivery or otherwise) to the other party, it being understood that all parties need not sign the same counterpart.

6.	Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the

Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.	Entire Agreement. This Amendment, together with the Note and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Convertible Promissory Notes as of the date first above written.

COMPANY:

Pacific DataVision

By:
John Pescatore
Chief Executive Officer

HOLDER: